Exhibit 5.1

August 12, 2020

TALEND S.A.

5-7, rue Salomon de Rothschild

92150 Suresnes

France

Re: Amendment to the Employee Stock Purchase Plan Registration Statement of TALEND S.A.

Ladies and Gentlemen:

We are acting as special French counsel for TALEND S.A., a French société anonyme (the “Company”), in connection with the filing of the Post-Effective Amendment No. 2 to the Registration Statements on Form S-8 (File Nos. 333-222359 and 333-227200) (the “Registration Statements”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 550,000 Shares of the Company, par value €0.08 per share (the “Shares”) pursuant to the Company’s Employee Stock Purchase Plan, as approved by the board of directors of the Company on October 31, 2017, as amended and restated by the board of directors on August 4, 2020, pursuant to the delegation granted by the general meetings of shareholders of the Company on June 6, 2017, renewed on June 26, 2018, on June 25, 2019 and on June 30, 2020 (the “Plan”). The Shares will be represented by the Company’s American Depositary Shares (“ADSs”).

In connection with the opinion expressed herein, we have examined such documents listed in Schedule 1, records and matters of law as we have deemed relevant or necessary for purposes of such opinion (the “Documents”). We have assumed the genuineness and authenticity of all Documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. In rendering this opinion, as to certain factual matters, we have, with your consent, relied upon oral and written representations of officers of the Company with respect to the accuracy of the factual matters addressed in such representations. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued by the Company pursuant to the Plan have been duly authorized and, when issued in accordance with the Plan and against payment of due consideration therefor and upon receipt of the depositary certificate (certificat du dépositaire), will be validly issued, fully paid and non-assessable.

The term “non-assessable”, which has no recognized meaning in French law, for the purposes of this opinion means that no present or future holder of such Shares will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person after the issuance of the Shares.

The opinion expressed herein is limited to the laws of France as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. We have made no investigation as to the relevance or accuracy of the statement of facts contained in the Documents.

In rendering this opinion, we have assumed that (1) the Registration Statements become and remain effective during the period when the Shares are offered, issued and subscribed for, (2) for any future awards under the Plan, all the resolutions authorizing the Company to issue the Shares pursuant to the Plan (x) have been and will be duly passed at duly convened and held meetings and, with respect to the Board of Directors (the “Board”), of duly appointed members and (y) have not been and will not be amended or superseded, have been and will be in full force and effect on the date of such awards and (3) such future awards will be approved by the Board in accordance with applicable law and with the terms of the Plan. We have also assumed that the Company when issuing the Shares will comply with applicable law, the Plan and the resolutions authorizing their issuance and will take all actions required to that effect including the decisions of the Board to issue the Shares.

GIDE LOYRETTE NOUEL A.A.R.P.I.
15 rue de Laborde - 75008 Paris | tél. +33 (0)1 40 75 60 00 | info@gide.com - gide.com | Palais T03

2.

We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in French law or factual matters arising after the date of effectiveness of the Registration Statements.

This opinion is subject to any limitation arising from ad hoc mandate (mandat ad hoc), conciliation (conciliation), accelerated safeguard (sauvegarde accélérée), accelerated financial safeguard (sauvegarde financière accélérée), safeguard (sauvegarde), judicial reorganisation (redressement judiciaire), judicial liquidation (liquidation judiciaire) (including a provision that creditors’ proofs of debts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision instituting the accelerated safeguard (sauvegarde accélérée), the accelerated financial safeguard (sauvegarde financière accélérée), the safeguard (sauvegarde), the judicial reorganisation (redressement judiciaire) and the judicial liquidation (liquidation judiciaire) proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendment No. 2 to the Registration Statements filed by the Company to effect registration of the Shares to be issued and sold pursuant to the Plan under the Securities Act. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Gide Loyrette Nouel A.A.R.P.I.

3.

Schedule 1

•                  a certified copy of an extract of the minutes of the Assemblée générale mixte (ordinary and extraordinary general meeting) of the shareholders of the Company dated June 30, 2020;

•                  a certified copy of an extract of the minutes of the meeting of the board of directors of the Company dated August 4, 2020; and

•                  a copy of the 2017 Employee Stock Purchase Plan, as amended and restated on August 4, 2020.